Exhibit 10.3

AMENDED AND RESTATED KINDRED HEALTHCARE, INC.

SHORT-TERM INCENTIVE PLAN

1.	Purpose of the Plan.

This Amended and Restated Kindred Healthcare, Inc. Short-Term Incentive Plan is intended to promote the interests of the Company and its shareholders by providing key employees of the Company and its Affiliates, who are largely responsible for the management, growth and/or success of the Company and its Affiliates, with incentives and rewards based on defined company operating and individual management goals.

2.	Definitions.

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Affiliates” shall mean with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person.

(b) “Award Period” shall mean each consecutive calendar-year period commencing on January 1, 2002 and each January 1 thereafter while this Plan is in effect.

(c) “Award Range” shall mean the range of awards that may be awarded to Participants based on their positions or employment levels within the Company or its Affiliates, expressed as percentages of such Participants’ Base Salary, pursuant to Section 4(a)(i) hereof.

(d) “Base Salary” shall mean, with respect to each Participant, such Participant’s annual base compensation, exclusive of any bonuses (whether under this Plan or otherwise), stock option benefits, or other compensatory or fringe benefits. If the Participant’s annual base compensation shall fluctuate during an Award Period as a result of a promotion or demotion, the Base Salary shall be the weighted average of the annual base compensation for such period. If the Participant’s annual base compensation shall fluctuate during an Award Period for any other reason, the Base Salary shall be the annual base compensation on February 1 of the relevant Award Period.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Change in Control” shall mean any one of the following events:

(i) any Person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1)(i) thereunder) (an “Acquiring Person”) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, other than beneficial ownership by a Participant, the Company, any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such benefit plan;

(ii) the Company’s stockholders approve an agreement to merge or consolidate the Company with another corporation, or an agreement providing for the sale of substantially all of the assets of the Company to one or more Persons, in any case other than with or to an entity 50% or more of which is controlled by, or is under common control with, the Company;

(iii) during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board of Directors (the “Incumbent Directors”) cease to constitute a majority thereof for any reason; provided, however, that a director who was not an Incumbent Director shall be deemed to be an Incumbent Director if such director was elected by, or on the recommendation of, at least two-thirds of the Incumbent Directors (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board of Directors; or

(iv) the Company is merged, combined, consolidated, recapitalized or otherwise organized with one or more other entities that are not affiliates of the Company, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by shareholders of the Company, determined on the basis of record ownership as of the date of determination of holders entitled to vote on the transaction (or in the absence of a vote, the day immediately prior to the event).

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Committee” shall mean the committee designated by the Board to administer the Plan pursuant to Section 3, which shall be comprised solely of two or more “outside” directors within the meaning of Treasury Regulation section 1.162-27(e)(3) promulgated under Section 162(m) of the Code.

(i) “Company” shall mean Kindred Healthcare, Inc.

(j) “Covered Participant” shall mean, with respect to an Award Period, a Participant who the Committee determines is or may be a “covered employee” within the meaning of Treasury Regulation § 1.162-27(c)(2) promulgated under Section 162(m) of the Code.

(k) “Participant” shall mean an employee of the Company whose position is approved by the Committee to participate in this Plan for an Award Period, and upon his death, his successors, heirs, executors and administrators, as the case may be.

(l) “Performance Award” shall mean an opportunity to receive a cash bonus awarded pursuant to the Plan, based on the achievement of Performance Goals, calculated pursuant to Section 4(b) hereof.

(m) “Performance Goals” shall mean the Performance Goals established in writing by the Committee pursuant to Section 4(a)(ii) hereof.

(n) “Plan” shall mean this Amended and Restated Kindred Healthcare, Inc. Short-Term Incentive Plan.

3.	Administration of the Plan.

The Plan shall be administered by the Committee. The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary and to determine the Performance Award with respect to each Participant for an Award Period. Decisions of the Committee shall be final and binding on all parties. Neither the Committee nor any member of the Committee shall be liable to any Participant for any action, omission, or determination relating to the Plan. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee in its absolute discretion.

Notwithstanding the foregoing, and without otherwise limiting the discretion of the Committee, the Committee shall not have the authority to increase any Performance Award payable to a Covered Participant beyond the Performance Award calculated pursuant to Section 4(b) hereof.

Performance Awards to Covered Participants are subject to shareholder approval of the Plan.

4.	Determination and Payment of Award Amounts.

(a) No later than 90 days after the start of each Award Period, the Committee shall (i) designate Participants for such Award Period; (ii) determine the Award Ranges applicable to Participants in the Plan according to their position or employment level; and (iii) establish, in writing, Performance Goals for such Award Period.

(i) Award Ranges for each position or level within the Company shall be expressed as a minimum level, a target level, and a maximum level, which levels shall correspond with minimum, target and maximum levels of achievement of Performance Goals respectively.

(ii) Performance Goals may be expressed in terms of (i) earnings per share of the Company’s common stock, (ii) share price of the Company’s common stock, (iii) pre-tax profit, (iv) net earnings, (v) return on equity or assets, (vi) revenues, (vii) account receivable collection days, (viii) earnings, before interest, tax, depreciation, amortization and rent, (ix) individual management or performance objectives, (x) quality objectives, (xi) any combination of the foregoing, or (xii) such other goals as the Committee may determine, and any components of Performance Goals may be based, in whole or in part, on the performance of an Affiliate of the Company. Performance Goals shall be expressed in ranges, with minimum, target and maximum levels of achievement for such goals.

(iii) With respect to both Award Ranges and Performance Goals, the minimum, target and maximum levels represent points in a range of awards and goals, not absolute amounts, such that, e.g., if Performance Goals are achieved to a level that falls between the “target” and “maximum” levels, the corresponding award level will also fall between the “target” and “maximum” levels in the Award Range.

(b) With respect to each Award Period, not later than the date that is two and one-half months following the end of the applicable Award Period, the Committee shall determine whether, and to what extent, the Performance Goals were achieved during such Award Period, basing such decision on all relevant criteria, including the Company’s final audited financial statements as of the end of the Award Period. Based on such determination, the Committee shall determine the dollar amount of each Participant’s Performance Award, if any, by (i) determining the percentage of base salary to be applied to each Participant within the percentages determined in the Award Range and (ii) multiplying such percentage with such Participant’s Base Salary. If the minimum levels of the Performance Goals are not achieved by any Participant or group of Participants in an Award Period, such Participant(s) shall not receive a cash payment under the Plan for such Award Period. No Performance Award payable to a Participant may exceed $1,000,000.

(c) Subject to Section 6 hereof, within the thirty (30) day period immediately following determination of the Performance Awards as provided in Section 4(b) hereof, but in no event later than the date that is two and one-half months following the end of the applicable Award Period, the Company shall pay to each Participant his respective Performance Award for such period in a lump sum in cash.

(d) Notwithstanding anything in this Section 4 to the contrary, payment of a Participant’s Performance Award is contingent on such Participant’s compliance with the Company’s policies and with satisfactory delivery of quality services throughout the period. Departures from such compliance or delivery of services that the Committee determines in its sole discretion to be material to the Company may result in loss of eligibility or forfeiture of the Performance Award.

5.	Partial Year Employment

(a) The chief executive officer of the Company from time to time (the “CEO”) may, in his sole discretion, designate an individual who commences employment with the Company more than ninety (90) days following the beginning of an Award Period as a Participant for such Award Period, in which case the CEO shall simultaneously determine the Award Range applicable to such Participant based on his position with the Company and, to the extent that Performance Goals for such Award Period incorporate individual management or performance objectives, establish such Participant’s individual Performance Goals. The CEO may further specify that the Performance Award that may become payable to such Participant for such Performance Period shall be prorated to reflect the Participant’s performance of services for less than the entire Performance Period.

(b) Notwithstanding the foregoing, in the event such new Participant is a Covered Participant, all such decisions by the CEO must be ratified in writing by the Committee before 25% of the remaining Award Period has elapsed.

6.	Effect of Termination of Employment or Change in Control.

(a) In the event of the termination of the employment of a Participant for any reason prior to the date of payment, the Participant shall not be entitled to any Performance Award with respect to such Award Period unless such provision contradicts with other agreements entered into by the Company or state law.

(b) In the event of a Change in Control, each Participant who is employed with the Company on the date of such Change in Control or whose employment is terminated in contemplation of a Change in Control (as determined by the Committee in effect immediately prior to such Change in Control, in its sole discretion) shall be entitled to receive a Performance Award with respect to the Award Period in which such Change in Control occurs, which shall be calculated as if the Award Period were fully completed and as if Performance Goals were achieved at the target level, without any proration, and which shall be paid within fifteen (15) days after such Change in Control. Notwithstanding Section 6(a) hereof, continued employment on the date of payment of a Performance Award following the Change in Control shall not be required.

7.	Miscellaneous.

(a) Certain Adjustments. In the event of a merger, consolidation or other corporate event involving the Company, or the acquisition or disposition by any entity forming part of the Company, or the occurrence of any other transaction or event which could reasonably be expected to have a substantial impact on the achievement of Performance Goals, the Committee will review the effect of such occurrence on the operation of the Plan and may adjust such Performance Goals with respect to each Award Period as the Committee, in its absolute discretion, determines to be appropriate in light of the circumstances.

(b) Non-Assignability. The right of a Participant or of any other person to any payment under the Plan shall not be assigned, transferred, pledged or encumbered, and any purported assignment, transfer, pledge or encumbrance shall be null and void.

(c) Applicable Law. The Plan and all rights under the Plan shall be governed by, and shall be interpreted in accordance with, the laws of the State of New York without reference to its principles of conflicts of law.

(d) Applicable Withholdings. All payments required to be paid under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions as determined by the Company.

(e) No Contract of Employment. Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of such Participant’s employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the base salary or other compensation of the Participant.

(f) No Right to Participate. No person shall have any claim or right to participate in the Plan. The selection of an employee to participate in the Plan with respect to any Award Period shall not give such employee any right to participate in the Plan in any subsequent Award Period.

(g) Right to Amend; Suspend or Terminate. The Committee may amend or suspend the Plan at any time in its absolute discretion. The Committee may terminate the Plan at any time, in whole or in part, with respect to some or all Participants or with respect to the Company or some or all of its Affiliates, in its absolute discretion. Upon termination or partial termination of the Plan, each Participant affected thereby (as determined by the Committee), unless otherwise determined by the Committee, shall be entitled to receive a Performance Award prorated based on the number of full months elapsed between the commencement of such Award Period and the date of such termination. Such prorated Performance Award shall be calculated as if the “target” level in the Award Range were achieved and shall be paid within the ninety (90) day period immediately following such termination, but in no event later than the date that is two and one-half months following the end of the calendar year in which such termination takes place.

(h) Plan Unfunded. The Plan shall be unfunded. Payments under the Plan shall be made from the general assets of the Company and to the extent any Participants have any right to payments hereunder, such Participants shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company or any of its subsidiaries or affiliates in connection with the Participant’s participation in the Plan.

(i) Gender and Number. All references herein to the masculine gender shall include the feminine; and all references to the plural shall include the singular and vice versa.

(j) Code Section 409A. A Performance Award is intended not to be subject to section 409A of the Code by reason of being a short-term deferral and shall be interpreted accordingly. In the event any of the compensation or benefits provided to a Participant pursuant to this Plan would result in a violation of Section 409A of the Code (including any regulations promulgated thereunder), the Company will use its reasonable best efforts to amend the Plan in the least restrictive manner necessary in order, where applicable (i) to ensure that such compensation is not considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, or (ii) to comply with the provisions of Section 409A, in each case, where possible, without any diminution in the value of the compensation or benefits to be paid or provided to the Participant pursuant to this Agreement; provided, that nothing in this Agreement shall require the Company to provide any gross-up or other tax reimbursement to a Participant in connection with any violation of Section 409A or otherwise.